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                                                                     EXHIBIT 3.5


                             ARTICLES OF CORRECTION
                                       TO
                    SECOND RESTATED ARTICLES OF INCORPORATION
                             OF BMC INDUSTRIES, INC.


         On April 30, 1992 BMC Industries, Inc., a Minnesota corporation filed Second Restated Articles of Incorporation with the Secretary of State.

         Article VI of the Second Amended Articles of Incorporation as filed inadvertently omitted a provision. Pursuant to Minnesota Statutes 5.16, Exhibit A hereto sets forth the correct form of Article VI of the Second Amended Articles of Incorporation of BMC Industries, Inc.

         I hereby certify that I am authorized to execute these Articles of Correction and I further certify that I understand that by signing these Articles of Correction I am subject to the penalties of perjury as set forth in Minnesota Statutes, Section 609.48, as if I had signed these Articles of Correction under oath.

         DATED:  November 22, 1999

                                      BMC INDUSTRIES, INC.


                                      By:      /s/Jon A. Dobson
                                         -------------------------------
                                      Title:   General Counsel And Secretary
                                            ------------------------------------


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                                    EXHIBIT A


                                   ARTICLE VI

         The number of directors of this Corporation shall be not less than three (3) nor more than seventeen (17), as determined from time to time by the Board of Directors. The directors shall be classified with respect to their terms of office by dividing them into two classes, with each class being as nearly equal in number as possible. The terms of office of the directors initially classified as Class A shall expire at the 1991 annual meeting of the shareholders; and the terms of those classified as Class B shall expire at the end of the 1992 annual meeting of shareholders. At each annual meeting of shareholders after such initial classification, directors of the class whose term is expiring will be elected to hold office until the second succeeding annual meeting. Except as provided below, directors shall hold office until the expiration of the terms for which they were elected or until their successors are elected and qualified. The stockholders or Board of Directors may remove a director from office at any time for cause. The Board of Directors may remove a director from office, with or without cause, if the director was named by the Board to fill a vacancy. The Board of Directors may remove a director at any time, with or without cause, if the director is or at any time has been an officer of the Corporation, provided that the vote required for any such removal shall be the affirmative vote of at least seventy-five percent of the remaining directors. Upon election or appointment to the Board of Directors, each director shall offer his or her resignation from the Board of Directors, to be effective at such time as he or she may change his or her principal occupation or employment. If the office of any director or directors becomes vacant by reason of death, resignation, retirement, disqualification, removal from office, increase in the number of directors, or otherwise, a majority of the remaining directors, though less than a quorum, at a meeting called for that purpose, may choose a successor or successors, who shall hold office until the expiration of the term of the class for which appointed or until a successor shall be elected or qualified. No shares of this Corporation shall confer upon the holder thereof any right of cumulative voting.

         The vote required for any amendment to, or repeal of, all or any portion of this Article VI shall be the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares; provided, however, that if the then current or a pre-existing Board of Directors of this Corporation shall by resolution adopted at a meeting of the Board of Directors have approved the amendment or repeal proposal and have determined to recommend it for approval by the holders of shares entitled to vote on the matter, then the vote required shall be the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares.